Exhibit 99.2

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Transcript of

Homeowners Choice Inc. (HCII)

Third Quarter Earnings Conference Call

November 11, 2008

Participants

Jay Madhu, Director of Investor Relations

Mr. Frank McCahill, Chief Executive Officer

Mr. Dick Allen, Chief Financial Officer

Mr. Paresh Patel, Chairman of our Board of Directors.

Presentation

Operator

Greetings and welcome to the Homeowners Choice Third Quarter 2008 Earnings conference call. At this time all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press #0 on your telephone keypad. As a reminder this conference is being recorded.

It is now my pleasure to introduce your host, Jay Madhu, Director of Investor Relations for Homeowners Choice. Thank you Mr. Madhu, you may begin.

Jay Madhu – Homeowners Choice – Director of Investor Relations

Thank you Doug. Joining us on this call today is Mr. Frank McCahill our Chief Executive Officer, Mr. Dick Allen our Chief Financial Officer and Mr. Paresh Patel the Chairman of our Board of Directors.

Our earnings news release was distributed this afternoon via business news wire and for your convenience has been posted to our website at www.hcpci.com. The webcast of this call came be replayed on our site under the investors tab.

I remind you during the course of this conference call, we may make projections and other forward-looking statements including assumptions about regarding our future revenue growth and profitability. These statements are predictions that are subject to risk and uncertainties that may cause actual results to differ materially from our projections. At providing this information we undertake no obligations to update or revise any projections or forward-looking statements whether as a result of new development or other. Please refer to our news release issued today, our registration statement and other filings filed with the Securities and Exchange Commission for additional discussion of risk factors that could cause actual results to differ materially from our current expectations.

Now it is my pleasure to introduce our Chief Executive Officer, Mr. Frank McCahill. Frank?

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Frank McCahill – Homeowners Choice – CEO

Good afternoon. Welcome all to our second earnings report. Today Richard Allen and I will discuss Q3 earnings results and operational activity. As I mentioned in our previous earnings call, our second and third quarters should not perform as well as our first and fourth quarters. Our Q3 held through to this projection as we earned in this quarter $0.12 per diluted share. Richard Allen will provide you will quarterly earning comparisons. We ended our Q3 with a portfolio of 17,000 policies, that is approximately 1000 policies less than the end of our Q2. We had planned to stabilize growth during the peak of hurricane season and we followed that plan. As a growing company, the Q3’s can be expected to produce similar earnings aberrances. This is because Q3 is the only quarter completely exposed to hurricane activity and Q1 of the year where the full impact of our reinsurance renewals which take place June 1 are realized. While we experienced no hurricanes in Q3, we did experience 50 or so claims attributable to Tropical Storm Fey resulting in approximately $270,000 in both paid and reserved losses. This added to our full quarter of increased reinsurance expense and stabilized growth plan contributed to our lesser Q3 earnings.

Besides managing our exposures in Q3 we initiated and successfully completed an IPO. That activity required meaningful one time expense. Additionally, our management team spent their time planning for a significant end of year Citizens policy assumption. Having completed our studies and analysis we approached the OIR to request approval to assume from Citizens an additional 65,000 policies. We received OIR approval for the full 65,000 policies and we are now scheduled to assume those 65,000 policies during Q4.

All in all, considering the time and effort involved with the IPO, the approval of our assumption request and several infrastructure improvements, we are pleased with our Q3 results and feel that we are well positioned for a successful Q4. At this time I would like to introduce our Chief Financial Officer, Richard Allen who will discuss in more depth our Q3 earnings.

Richard Allen – Homeowners Choice – CFO

Thank you, Frank. Welcome everybody. Gross earned premiums for the nine and the three month periods were $36,986 000 and $12,017,000. After subtracting the premium suited for reinsurance, the net earned premiums for the respective periods were $28,309,000 and $8,051 000. Earned premiums in the quarter reflect our decision to not increase our loss exposure during the height of the hurricane season.

We incurred no investment income losses due to the current market conditions as all of our investments remain in certificates of deposit and money market accounts. Loss and loss adjustment expenses incurred for the nine and three month periods are $11,011,000 and $4,565,000 respectively. These amounts include losses related to Tropical Storm Fey of $271,000. Policy acquisition and other expenses include approximately $500 000 in related to one time charges and initial expenses related to our new public company status.

The IPO which was completed on July 30th 2008 resulted in the issuance of 1,666,668 shares with net proceeds to the company of approximately $9.8 million. This increase in shares is reflected in the diluted weighted average shares of the company. For the three month period ending September 30th 2008, we reflect $6 649 000 in outstanding shares as compared to $5,182,000 in shares for the period ending June 30th.

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In conclusion, the net result for the three month period ended September 30th 2008 our net income was 802,000 or $0.12 per diluted share. For the nine months this year we have reported net income of $7,538,000 or $1.33 per diluted share. Thank you. Frank and I are available for any questions you may have.

Operator

Thank you. Ladies and gentlemen at this time we will be conducting a question and answer session. If you would like to ask a question you may press *1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press *2 if you would like to remove your question from the queue. For participants using speaker equipment it may be necessary to pick up your handset before pressing the * key.

Our first question comes from the line of Tom Wingfield with Anderson and Strudwick. Please proceed with your question.

<Q>: Good afternoon gentleman. Congratulations on a nice quarter there. I have a couple of questions. The first one, could you guys explain please was the seeding of commissions means as you have mentioned in your news release?

Richard Allen – Homeowners Choice – CFO

Yes. Basically Citizens retains a percentage of the assumed premiums that we get in a take out. Initially it was 16% based on the assumptions that we have made to date and the policies that we have taken, we now qualify for that percentage to be reduced to 6%. In effect, it is going to generate retroactively and as of September 30th approximately $3.6 million in pretax income.

<Q>: Okay. Thank you Dick. Second question. I think you may have answered this one already Dick there, but do you have any marked market or investment portfolio losses?

Richard Allen – Homeowners Choice – CFO

No we do not. All of our investments are in certificates of deposit and money market accounts at the present time.

<Q>: Okay. Thank you. Then what is the current book value after Q3?

Richard Allen – Homeowners Choice – CFO

As of 9.30 our book value is $4.67 per share.

<Q>: $4.67, okay thank you. Last question Dick, are you guys at this time in a position to or willing to give any financial guidance for 2009?

Richard Allen – Homeowners Choice – CFO

We would rather not at the present time.

<Q>: Thank you.

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Frank McCahill – Homeowners Choice – CEO

Thank you Tom. Are there any other questions?

Operator

Our next question comes from the line of Chip Johnson with GunnAllen Financial. Please proceed with your question.

<Q>: Good afternoon gentlemen. I just have two quick questions. One is that I am curious how you guys perceive or what you are expecting out of Citizens for 2009? The second question is regarding the housing market and the overall downturn in the economy how you might see that possibly having an impact on HCI if it drags out longer than expected?

Frank McCahill – Homeowners Choice – CEO

Jeff this is Frank, I will answer those questions. I believe you asked if we foresaw the potential of continuing to assume policies from Citizens in 2009, was that correct?

<Q>: Yes that correct.

Frank McCahill – Homeowners Choice – CEO

Oh I’m sorry. Is this Chip or Jeff?

<Q>: Chip.

Frank McCahill – Homeowners Choice – CEO

Chip. Sorry. Chip, firstly Citizens continues to grow, in other word the universe of Citizens continue to grow. At this point in time the best I can tell you is that as Citizens continues to grow we will continue to look at Citizens as a potential source of new business. We constantly look at the population in Citizens, and while we don’t necessarily select policies just for the fun of selecting policies, we put together plans and Citizens will certainly be included in that plan as a source of new business. But to answer your question specifically, Citizens does continue to grow and it will remain as a potential source of new business for us.

Now you second question, let’s see. I think I can answer that may be two ways. One might expect from the Real Estate market downturn that it could have an affect on our book of business but as of right now from a policy loss basis, that is a loss of policies because of foreclosures we have not seen any unusual activity to date. Our book is holding up pretty well. That obviously could change it is not just the Florida exposure, really it is a national exposure. But as of right now we have not seen any unusual activity. There is another aspect to the problems in the housing market and that is potentially from a claims standpoint. That is typically one might think of fraud. We have not noticed or experienced an uptake in fraud cases. However, we are closely scrutinizing the cause and origins of all fire claims. Even to the extent that as soon as a fire loss is reported to us one of the first steps we take is to investigate the status of the particular insurance mortgage. Certainly if we find that the mortgage is in default that sends up a red flag. Also if we find that the insured has been experiencing late payments over the past several months, that also sends up a red flag for us. We dig

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deeper and investigation those types of claims much closer than we normally would. To answer your question as of today at least, we have not noticed any unusual activity either from a policy loss basis or from a claims basis.

<Q>: Right that is great. Thank you guys.

Jay Madhu, Director of Investor Relations

Excellent. Do we have any other questions?

Operator

Yes we do. Our next question comes from the line of George Fernand with GunnAllen Financial. Please proceed with your question.

<Q>: Good afternoon gentlemen. Congratulations. I think we have a crackerjack of a company here!

Frank McCahill – Homeowners Choice – CEO

Thank you.

<Q>: Would it be correct to extrapolate the policies that were presented by your nine month report as being about 17 000?

Frank McCahill – Homeowners Choice – CEO

At the end of our Q3 that would be correct. 17 000.

<Q>: Going forward, you currently service you say approximately 67,000 policies, correct?

Frank McCahill – Homeowners Choice – CEO

We have been approved to assume 66 000 policies in Q4, yes.

<Q>: It says here you currently have 63 000 policies on hand. That is about two-and-a-half times the amount. Would it be adequate to extrapolate out of that and take the quarterly and nine month revenues times two-and-a-half year out?

Richard Allen – Homeowners Choice – CFO

Not really because you get attrition when we go to renew these policies. People can come through with the wind mitigation creditors from Florida; there is a lot of different variables on the renewal and retention of the business that come into play.

<Q>: The policy acquisition and other underwriting expenses, is that where you will receive this $3.6 million windfall?

Richard Allen – Homeowners Choice – CFO

Pre-tax? Yes.

<Q>: So the costs there will drop by $3.6 million or are actually getting some back?

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Richard Allen – Homeowners Choice – CFO

The cost earnings in Q4 will reflect that reduction of $3.6 million.

<Q>: Okay. How about the net premiums earn the $8 million in Q3 is on 17,000 policies, can we take that times two-and-a-half to account for the 63,000 now in force?

Richard Allen – Homeowners Choice – CFO

Not really. The policies we are assuming can vary rather largely in the actual premiums per, depending on the type of policy.

<Q>: Okay and last question, other than acquiring from Citizens, do you originate new operations from independent agents as well in Florida?

Frank McCahill – Homeowners Choice – CEO

The answer to that is that we will. We have to some degree, but we will. We presently have under contract somewhere in the area of 3000 agents throughout the state of Florida and it is our intention to begin writing what is termed in the industry as ‘voluntary business’ beginning rather soon.

<Q>: Okay. The full share count on your company again is about 7.5 million right?

Richard Allen – Homeowners Choice – CFO

Full share count, the outstanding shares as of September 30th are 6,848,668.

<Q>: Okay. Capital on the hand, you have some warrants outstanding. If they were to be exercised you could obviously ratchet the growth up even further, correct?

Richard Allen – Homeowners Choice – CFO

Correct.

<Q>: Thank you very much.

Jay Madhu, Director of Investor Relations

Excellent. Thanks George. Do we have any more questions? It doesn’t look like we do, I am not seeing it here. If we don’t have any more questions I would like to thank everybody for participating. This concludes today’s conference. Thank you again.

Operator

Ladies and gentlemen this concludes today’s telephone conference. Thank you for your participation. You may disconnect your lines at this time.